UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 12, 2015
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WOLVERINE WORLD WIDE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-06024	38-1185150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9341 Courtland Drive N.E., Rockford, Michigan	49351
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (616) 866-5500
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, on May 29, 2015, the Company appointed Michael D. Stornant as the Company’s Senior Vice President, Chief Financial Officer and Treasurer, effective June 12, 2015. Effective June 12, 2015, the Compensation Committee of the Company’s Board of Directors approved an updated compensation and benefits package for Mr. Stornant.

Mr. Stornant will receive a base salary of $520,000 per year and will have a target annual cash bonus level of 50% and a target three-year equity bonus level of 55%. On June 12, 2015, Mr. Stornant received an award of 4,275 shares of restricted stock and a grant of 12,687 stock options, both subject to the Company’s standard vesting and other conditions.

The Company will enter into its standard Executive Severance Agreement and Indemnification Agreement with Mr. Stornant in connection with his appointment. The Executive Severance Agreement provides compensation in the event of certain terminations of employment within two years following a change in control of the Company, with a multiplier of two times salary and bonuses and other payments under the standard agreement. The Indemnification Agreement generally provides the terms upon which the Company will indemnify and advance expenses to Mr. Stornant.

The Company will appoint Mr. Stornant as a participant in the Company’s Supplemental Executive Retirement Plan (the “SERP”) under the standard terms of the SERP participation agreement, with a participation level of 2% of average earnings. Under the terms of the participation agreement, Mr. Stornant will not become vested in the SERP until he has completed five additional years of service with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 17, 2015	WOLVERINE WORLD WIDE, INC. (Registrant)

/s/ Brendan M. Gibbons
Brendan M. Gibbons Vice President, General Counsel and Secretary

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